EXHIBIT 10.1
2008 PERFORMANCE INCENTIVE PLAN (the “Plan”)

The 2008 Performance Incentive Plan amends, restates and is the successor plan to the 2007 Performance Incentive Plan, each of which was adopted under the Obagi Medical Products, Inc. 2005 Stock Incentive Plan.

PLAN PARTICIPANTS
All regular, full-time employees of Obagi Medical Products (the “Company”) who have been notified in writing of their eligibility are considered eligible Plan Participants (“Plan Participants”). Employees in Sales, and other employees participating in any other variable incentive pay plans, shall not be eligible. Any otherwise eligible employee who has an existing incentive pay component in his or her employment agreement shall be deemed a Plan Participant, and the incentive pay component of the employment agreement shall be replaced in its entirety by the Plan Participant’s rights under this Plan unless otherwise explicitly set forth in the employment agreement.
Plan Participants must be full-time employees of the Company on the last day of the Plan Period (as defined below) to be eligible to be paid any amount under this Plan.
Eligible employees who join the Company during the Plan Period may, if so designated by the Administrator (as defined below), be eligible for Plan incentives on a pro-rata basis corresponding to the service time provided to the Company during the Plan Period, but must have been actively employed with the Company for at least one full quarter during the Plan Period to be eligible.
PLAN PERIOD
Company Fiscal Year 2008 (January 1 through December 31, 2008) (the “Plan Period”)
ADMINISTRATION
Except as otherwise set forth in the Plan, the Compensation Committee of the Company’s Board of Directors shall administer the Plan (the “Administrator”).
PLAN POOL
The Plan shall operate first by the Company’s determining the aggregate amount available for issuance to Plan Participants (the “Plan Pool”) based upon the Company’s achievement of certain Company Performance Objectives (as defined below). The total on-target pool for the

Plan Period is $2,436,000 (the “On-Target Plan Pool”). The On-Target Plan Pool is calculated based upon 100% achievement of the Company’s financial objectives and the Company’s contributing an amount to the Plan Pool assuming that the number of budgeted Plan Participants projected to hold eligible positions at the end of the Plan Period, including the budgeted 2008 hires, are each paid 100% of their on-target bonus amount.
The actual amount of the Plan Pool (meaning the actual aggregate amount that will ultimately be available for payment to Plan Participants) will be determined based upon the Company’s actual performance in relation to its approved business plan, and the Plan Pool will be funded only on achievement by the Company of the Performance Objectives at the minimum permissible level of achievement (as described below).
After determination by the Company of the Plan Pool amount, individual bonus payments to each Plan Participant will be based upon such individual’s achievement of Individual Performance Objectives (as defined below) established as set forth in this Plan.
The Plan Pool is intended to encompass the contractual incentives existing in otherwise eligible employees’ employment agreements that are replaced in their entirety by the Plan Participants’ rights under this Plan unless otherwise explicitly set forth in the employment agreements. A Plan Participant’s acceptance of any grant of an award or other right under this Plan is conditioned upon his or her consent to such replacement unless otherwise explicitly set forth in the Plan Participant’s employment agreement.
COMPANY PERFORMANCE OBJECTIVES TO FUND PLAN POOL
The Company performance objectives (the “Company Performance Objectives”) shall be comprised of two components, a revenue objective (the “Revenue Objective”) and an adjusted EBIT objective (“Adjusted EBIT Objective”). The Compensation Committee shall establish the target Revenue Objective and Adjusted EBIT Objective for the Plan Period; provided that they will be measured on a consolidated basis and will match the current year’s operating plan targets approved by the Board of Directors. For purposes of the Plan, “Revenue” is defined as reported on the Company’s consolidated financial statements, and “Adjusted EBIT” is defined as Earnings Before Interest and Taxes adjusted to exclude the impact of non-cash charges relating to the issuance of equity instruments, as disclosed in the Company’s consolidated financial statements.
The relative weighting as between the two Company Performance Objectives will be (for all purposes under the Plan, including calculating the amount by which the Plan Pool will be funded and, if appropriate depending upon the weighting of Individual Performance Objectives, calculating the actual bonus amount to pay a Plan Participant) as follows: 30% of the bonus amount shall relate to the Revenue Objective and 70% shall relate to the Adjusted EBIT Objective.
Over-Achievement of Company Performance Objectives:  If either or both of the Revenue Objective or Adjusted EBIT Objective is exceeded, an amount in excess of the target bonus amount will be contributed to the Plan Pool based on the above-target performance level actually achieved and the relative weighting (as set forth below) of the relevant Company Performance Objective(s) (the “Over-Achievement Amount”). The maximum amount above the target bonus amount that may be contributed to the Plan Pool is 150% of the target bonus amount. In addition to any cash bonuses paid in connection with any such Over-Achievement Amount, the Administrator may, in its sole discretion, grant options to purchase Common Stock of the Company having an aggregate 123R value as of the grant date equal to the Over-Achievement Amount.
Minimum Company Performance Level: For the Plan Pool to be funded and for any incentives to be earned by Plan Participants, both of the following thresholds must be achieved (the “Minimum Company Performance Levels”):
▪	For Executives: The Company must achieve at least 92.5% of the Revenue Objective AND at least 92.5% of the Adjusted EBIT Objective; and

▪	For Non-executives: The Company must achieve at least 85% of the Revenue Objective AND at least 85% of the Adjusted EBIT Objective.
PLAN POOL FUNDING
Once the Revenue Objective and Adjusted EBIT Objective are achieved at the Minimum Company Performance Levels, the Plan Pool funding will then be determined by the actual level of achievement of the Revenue Objective and Adjusted EBIT Objective beyond the respective minimum levels as outlined in the tables below.
Plan Pool Funding Table

		Measurement		Base Bonus Achievement

Bonus Component	Weighting	Period	Bonus Payment	Percentage
			Scale
Revenue Objective	30%	Annually	Financial	50%-100%
			Performance
Adjusted EBIT Objective	70%	Annually	Financial	50%-100%
			Performance
2008 Financial Performance Incentive Plan
The actual amount of contributions to the Plan Pool will be conditioned upon achievement of a minimum level of performance with respect to the Revenue Objective and the Adjusted EBIT Objective (measured on an annual basis).

Financial Performance Base Bonus (On Target) Payment Scale

	Executive	Non-Executive	Bonus Achievement
Performance Level	Revenue Objective or	Revenue Objective or	Percentage
	Adjusted EBIT	Adjusted EBIT
	Performance Objective vs.	Performance Objective vs.
	Target	Target
Below Threshold	0%-92.4%*	0%-84.9%	0%
Base/ Target Threshold	92.5%-100%*	85%-100%	Prorated up to 100% on following Algorithm:
Exec — 5% reduction in bonus amount that relates to the Objective (based on relative weighting of the two Objectives) as to which there was under-achievement for each 1% below the target achievement level;

Non-Exec. — 3% reduction in bonus amount that relates to the Objective (based on relative weighting of the two Objectives) as to which there was under achievement for each 1% below target achievement level
Performance Weighting: 30% Revenue; 70% EBIT
Maximum			100%
Performance Thresholds. There will be no contribution to the Plan Pool of any amount, and no payment to any Plan Participant under the Plan, if the Company does not achieve at least the minimum/threshold level of performance with respect to both the Revenue Objective and the Adjusted EBIT Objective as set forth above. To clarify, if the Minimum Company Performance Level for one Objective is not achieved, no amount will be contributed to the Plan Pool, and no amount will be paid to a Plan Participant even with respect to the portion of his or her bonus to which the other Objective relates even if the performance for that other Objective is within the “Threshold” Performance Level.
Financial Performance Above Threshold Level

	Executive	Non-Executive	Amount of Bonus in Excess of Target
Bonus Amount
Performance Level	Revenue or Adjusted EBIT	Revenue or Adjusted EBIT	Percentage Based only on Adjusted
	Performance vs. Target	Performance vs. Target	EBIT overage
Below Threshold	0%-92.4%	0%-84.9%	If either Revenue or EBIT is below the respective Threshold, the total bonus payout is 0%
Base/Target Threshold	92.5%-100%	85%-100%	0%

Above Threshold	Must be a minimum of 100%	Greater than 100%	100%+ prorated up to a maximum of 150% on the following Algorithm
5% increase in bonus amount that relates to the Objective (based on relative weighting of the two Objectives) as to which there was over-achievement for each 1% overachievement of Objective
Performance Weighting: 30% Revenue; 70% EBIT
Maximum			150%
▪	Achievement Above Threshold. If the Revenue Objective and Adjusted EBIT Objective

are exceeded, an increased bonus amount will be funded to the Plan Pool based on such over-achievement. The increased bonus amount will be subject to the maximum over-achievement cap of 150% specified above. The relative weighting between the two Objectives for purposes of calculating an amount based upon over-achievement will be the 30/70 weighting described above.
Financial bonus amounts will be calculated and accrued on a quarterly basis, but final bonus payment amounts will be determined on an annual basis. Actual bonus payments will be made in accordance with the performance periods on page one.
BONUS PAYMENT AMOUNTS
■	In the event that the Plan Pool has been funded pursuant to the terms of this Plan, Plan Participants may be eligible to receive individual incentive awards as set forth below.

■	The Administrator will establish individual target bonus amounts that might be paid under the Plan which will be expressed as a percentage of each Plan Participant’s annual base salary at the end of the Plan Period (unless a Plan Participant’s salary is changed during the Plan Period, as set forth below).

■	The Administrator will determine the individual target bonus amounts based on grade level and position title, as follows:
▪	Plan Participants holding the position of Director or above will be advised by their supervisor of their individual target incentive percentage.

▪	Plan Participants holding the position Senior Manager or below will have no explicit incentive targets communicated in advance, and may receive general information on Plan funding.
■	Individual Plan Participant’s actual incentive award amounts will be determined based on his or her achievement of one or more individual performance goals (each an “Individual Performance Objective”) established by his or her supervisor (or with respect to executive officers by the Administrator), and in some cases, may also be based on achievement of Company objectives as described above. The Company may instead establish conditions to a Plan Participant’s right to be paid a bonus amount under the Plan based upon achievement by the Company (or a business unit thereof) of corporate performance objectives, including without limitation the Company Performance Objectives.

■	Plan Participants must achieve at least an overall “satisfactory” level of performance achievement for the Plan Period, as defined and determined solely by the Company, in order to be eligible to earn any incentive under either the Individual or Company Performance Objectives, as applicable.
WHEN PLAN INCENTIVES ARE EARNED AND PAID
Achievement of Company and Individual Performance Objectives will be assessed at the end of the Plan Period, and if achieved as applicable, the Plan Participant will earn and become entitled to payment of Plan bonus amounts after the end of the Plan Period. Awards for Executive-level Plan Participants must be approved by the Compensation Committee or Board of Directors, as applicable. Achievement of the Company’s Revenue Objectives and Adjusted EBIT Objectives must both be equal to or greater than the Minimum Company Performance Levels or no incentives will be earned. Achievement of the Company’s Revenue Objective and

Adjusted EBIT Objective will be assessed by the Board of Directors’ Compensation Committee, and their decision shall be final and binding. Achievement of individual performance results will be determined by appropriate Company management and approved by HR and the CEO.
The Plan Participant must be an active employee in good standing on the last day of the Plan Period for any incentive to be earned. Payment on earned incentives will be made as soon as reasonably possible following the end of the Plan Period, and in any event prior to March 15, 2009, and will be net of all applicable withholdings.
If an employee’s base salary and/or bonus incentive changes during the Plan Period due to promotion, market adjustment, etc., the target incentive bonus will be pro-rated based on time in the old and new levels.
LEAVES OF ABSENCE AND TERMINATION OF EMPLOYMENT
The CEO will determine in his sole discretion whether a Plan Participant on a leave of absence or disability or in the event of the Participant’s death during the Plan Period may be eligible for a partial or prorated incentive. Plan Participants must be actively employed on the last day of the Plan Period in order to be eligible for any incentives. Except as set forth above, Plan Participants who terminate for any reason during the Plan Period are not eligible for incentive awards.
AT-WILL EMPLOYMENT
Participation in this Plan is not an agreement (express or implied) between the Plan Participant and the Company that the Company will employ the Plan Participant for any specific period of time, nor is there any agreement for continuing or long-term employment. The Plan Participant and the Company each have the right to terminate the employment relationship at any time and for any or no reason. This at-will employment relationship can only be modified by an agreement signed by the Plan Participant and the Company’s Chief Executive Officer.
DETERMINATIONS, CHANGES AND EXCEPTIONS TO PLAN
This document highlights the principal features of the Plan, but it does not describe every situation that can occur. The Company retains the right to interpret, revise, modify or delete the Plan at its sole discretion at any time. This document supersedes any previous incentive plan document including any specific provisions stated in the Plan Participant’s offer letter or employment agreement specifying eligibility, amount, and participation in any incentive or bonus program unless otherwise explicitly set forth in the offer letter or employment agreement. The Company reserves the right to make any reasonable adjustments to the Plan, including but not limited to project assignments, as necessary to reflect business and economic conditions. The CEO, Human Resources, and/or the Compensation Committee, as applicable, must approve any exceptions, modifications or adjustments to the Plan. The Company further retains full and final discretion to determine whether a Plan Participant has earned any incentives pursuant to the Plan. The Compensation Committee shall have the full and final discretion to adjust in good faith the Company Performance Objectives and/or achieved financial results to reflect the occurrence of extraordinary events during the Plan period. All such determinations or adjustments shall be final and binding on all persons.